Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-140134, 333-131826, 333-130585, 333-62968, 333-58982, 333-52490 and 333-47764) on Form S-3 and the Registration Statements (Nos. 333-136302, 333-127705, 333-106673, 333-118084, 333-63902, 333-52488, 333-43220, 333-94817, 333-92729 and 333-142864) on Form S-8 of The TriZetto Group, Inc. of our report dated June 21, 2007, relating to our audits of the financial statements of Quality Care Solutions, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, included in this Current Report on Form 8-K/A of The TriZetto Group, Inc.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

June 22, 2007